Exhibit (a)(9)

FORMS OF REMINDER OF EXPIRATION DATE

REMINDER [To be sent the weeks of October 29, 2007 and November 5, 2007]

TENDER OFFER DEADLINE: 11:59 P.M. Eastern Time, November 16, 2007

To: All Employees Eligible to Participate in the Offer to Replace Eligible Options:

This is a reminder that the Offer to Replace your Eligible Options will expire at 11:59 p.m. Eastern Time on November 16, 2007, unless we extend the Offer. The Offer document is located on the Voxware intranet at \\masan\employees\tenderoffer, and you may obtain a printed copy of that document by contacting Janet Hoffner at jhoffner@voxware.com.

If you decide to tender your Eligible Options for replacement, you must submit your Letter of Transmittal in accordance with the instructions attached to that document. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

If you do not tender your Eligible Options, you may be subject to adverse tax consequences with respect to those options under Section 409A of the Internal Revenue Code (“Section 409A”). The adverse tax consequences are described in the Offer document. You will be solely responsible for any tax penalties, interest payments or other liabilities you incur under Section 409A (or similar state tax laws) with respect to any Eligible Options you do not tender for replacement pursuant to the Offer.

This reminder is being distributed to all employees eligible to participate in the Offer. Accordingly, you are receiving this notice even if you have previously submitted your Letter of Transmittal.

REMINDER [To be sent the week of November 12, 2007]

TENDER OFFER DEADLINE: 11:59 P.M. Eastern Time, November 16, 2007

To: Name [Employee who has not yet made an election]

According to our records, you have not yet submitted your Letter of Transmittal to accept the Offer to Replace your Eligible Options.

This is a reminder that the Offer to Replace your Eligible Options will expire at 11:59 p.m. Eastern Time on November 16, 2007, unless we extend the Offer. The Offer document is located on the Voxware intranet at \\masan\employees\tenderoffer, and you may obtain a printed copy of that document by contacting Janet Hoffner at jhoffner@voxware.com.

If you decide to tender your Eligible Options for replacement, you must submit your Letter of Transmittal in accordance with the instructions attached to that document. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

If you do not tender your Eligible Options, you may be subject to adverse tax consequences with respect to those options under Section 409A of the Internal Revenue Code (“Section 409A”). The adverse tax consequences are described in the Offer document. You will be solely responsible for any tax penalties, interest payments or other liabilities you incur under Section 409A (or similar state tax laws) with respect to any Eligible Options you do not tender for replacement pursuant to the Offer.